EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

US HIGHLAND, INC.,

AS BUYER

AND

DEVICE CORP.,

AS SELLER

DATED EFFECTIVE AS OF March 8, 2018

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	Definitions	1
1.2	Other Definitions	4

ARTICLE II PURCHASE AND SALE OF STOCK		5
2.1	Stock Purchase	5
2.2	Options	6
2.3	Closing Transactions	6
2.4	INTENTIONALLY OMITTED	6
2.5	Conditions to Buyer’s Obligation to Close	6
2.6	Conditions to Seller’s Obligation to Close	8

ARTICLE III REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY		9
3.1	Organization and Corporate Power	9
3.2	Authorization of Transactions	9
3.3	Capitalization	10
3.4	Subsidiaries; Investments	10
3.5	Financial Statements	10
3.6	Absence of Undisclosed Liabilities	11
3.7	Absence of Certain Developments	11
3.8	Title to Properties; Sufficiency of Assets	12
3.9	Taxes	13
3.10	Contracts and Commitments	14
3.11	Computer Software and Proprietary Rights	15
3.12	Litigation; Proceedings	18
3.13	Brokerage	18
3.14	Governmental Licenses and Permits	18
3.15	Employees	18
3.16	Employee Benefit Plans.	19
3.17	Insurance	20
3.18	Officers and Directors; Bank Accounts	21
3.19	Affiliate Transactions	21
3.20	Compliance with Laws	21
3.21	Environmental Matters	21
3.22	Indebtedness	21
3.23	Certifications	22
3.24	Customers	22
3.25	Suppliers	22
3.26	Title and Condition of Acquired Assets	22
3.27	Accounts Receivable	22

ARTICLE IV REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLER		23
4.1	Authorization of Transactions	23
4.2	Brokerage	23
4.3	Shares	23
4.4	Litigation	24

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ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		24
5.1	Organization and Corporate Power	24
5.2	Authorization of Transaction	24
5.3	No Violation	24
5.4	Governmental Authorities and Consents	24
5.5	Litigation	24
5.6	Brokerage	24

ARTICLE VI INDEMNIFICATION AND RELATED MATTERS		25
6.1	Risk Allocation; Survival	25
6.2	Indemnification	25
6.3	Resolution of Conflicts	27
6.4	Third Party Claims	27
6.5	Set-Off	28
6.6	Purchase Price Adjustments	28
6.7	Waiver, Release and Discharge	28
6.8	Maximum Contribution	28
6.9	Exclusive Remedy.	28

ARTICLE VII ADDITIONAL AGREEMENTS		29
7.1	Tax Matters	29
7.2	Press Releases and Announcements	30
7.3	Further Transfers	30
7.4	Specific Performance	30
7.5	Expenses	30
7.6	Non-Competition, Non-Solicitation and Confidentiality	31

ARTICLE VIII MISCELLANEOUS		32
8.1	Amendment and Waiver	32
8.2	Notices	34
8.3	Binding Agreement; Assignment	33
8.4	Severability	33
8.5	Construction	34
8.6	Captions	34
8.7	Entire Agreement	34
8.8	Counterparts	34
8.9	Governing Law	34
8.10	Parties in Interest	34
8.11	CONSENT TO JURISDICTION	35
8.12	Delivery by PDF and Facsimile	35
8.13	Drafting	35

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INDEX OF SCHEDULES

Schedule 2.1(a)	Stock Ownership
Schedule 3.1	Organization and Corporate Power
Schedule 3.2	Authorization of Transactions
Schedule 3.3	Capitalization
Schedule 3.4	Subsidiaries
Schedule 3.5	Financial Statements
Schedule 3.6	Absence of Undisclosed Liabilities
Schedule 3.7	Absence of Certain Developments
Schedule 3.8(b)	Real Property Leases and Subleases
Schedule 3.8(c)	Personal Property
Schedule 3.9	Taxes
Schedule 3.10	Contracts and Commitments
Schedule 3.11(a)	Computer Software and Proprietary Rights
Schedule 3.11(b)	Third Party Software, Development Software, IT Software
Schedule 3.11(c)	Computer Non-Proprietary Rights
Schedule 3.11(d)	Infringed Third Party Proprietary Rights
Schedule 3.11(e)	Loss or Expiration of Company Proprietary Rights
Schedule 3.11(f)	Third Party Infringement on Company Proprietary Rights
Schedule 3.11(g)	Open Source Software and Freeware
Schedule 3.11(h)	Disclosure of Company Software
Schedule 3.11(i)	Company Software Development and/or Acquisition
Schedule 3.11(j)	Possession of Source Code and Object Code
Schedule 3.12	Litigation; Proceedings
Schedule 3.13	Brokerage (Company)
Schedule 3.14	Governmental Licenses and Permits
Schedule 3.15(a)	Employees
Schedule 3.15(b)	Agreements Requiring Additional Payments
Schedule 3.16	Employee Benefit Plans
Schedule 3.17	Insurance
Schedule 3.18	Officers and Directors; Bank Accounts
Schedule 3.19	Affiliate Transactions
Schedule 3.20	Compliance With Laws
Schedule 3.21	Environmental Matters
Schedule 3.22	Indebtedness
Schedule 3.23	Certifications
Schedule 3.24	Customers
Schedule 3.25	Suppliers
Schedule 3.26	Title to Assets
Schedule 3.27	Accounts Receivable
Schedule 4.3	Shares

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of March 8th, 2018, to be effective as of the Effective Date, by and among TruFood Provisions Co., a Delaware corporation (the “Company”), Device Corp, a Delaware corporation (“Seller”), and US Highland, Inc., an Oklahoma corporation (“Buyer”). The Company, Seller and Buyer are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used in this Agreement without definition shall have the meaning given to such terms in Article I hereof.

W I T N E S S E T H:

WHEREAS, the authorized capital stock of the Company consists of 1,000 shares of common stock, no par value per share (the “Company Stock”);

WHEREAS, Seller owns beneficially and of record 100% of the outstanding Company Stock, comprised of 1,000 shares of common stock; and

WHEREAS, upon the terms and subject to the conditions of this Agreement, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, one hundred percent (100%) of the outstanding shares of the Company Stock;

NOW, THEREFORE, in consideration or the premises and the mutual promises contained herein and for other for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any similar combined, consolidated or unitary group defined under state, local or foreign income Tax law)

“Application Limitation Date” has the meaning set forth in Section 6.1(a).

“Closing Date” has the meaning set forth in Section 2.3(a).

“COBRA” means Sections 601 et. seq. of ERISA or any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

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“Contract” means any contract, license, sublicense, franchise, permit, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement, obligation, instrument or other arrangement or any commitment to enter into any of the foregoing (in each case, whether written or oral) to which the Company is a party or by which any of its assets or properties are bound.

“Effective Date” means 12:01 a.m. on March 8, 2018.

“Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as the foregoing are enacted and in effect prior to the Effective Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“GAAP” means United States generally accepted accounting principles.

“Income Taxes” means any Tax imposed by a taxing authority based upon or measured by gross or net income or receipts.

“Indebtedness” means (i) all obligations for borrowed money and all obligations issued in substitution for or exchange of obligations for borrowed money, (ii) all obligations evidenced by any note, bond, debenture or other debt security, (iii) all obligations for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement Liability with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any Liabilities under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, including, without limitation, any lease termination payments or charges, (vii) any indebtedness secured by a Lien on a Person’s assets, (viii) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA, (ix) any amounts currently owed to any Person under any noncompetition, consulting or similar arrangements, (x) any change-of-control or similar payment or increased cost which is triggered in whole or in part by the transactions contemplated by this Agreement, (xi) any Liability of the Company under deferred compensation plans, phantom stock plans, bonus plans, or for severance payments or similar arrangements made payable in whole or in part as a result of the transactions contemplated herein, (xii) any off-balance sheet financing of the Company, (xiii) the gross amount paid or payable with respect to any employee bonus or retention arrangement or other compensation payable to any Person as a result of the announcement or consummation or the transactions contemplated by this Agreement, and (xiv) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date.

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“Inventory” means the inventory of raw materials, ingredients, packaging, supplies, spare parts, consumable inventory and products, work in progress and finished goods related primarily to the Business of the Company.

“Letter of Intent” means that certain third revised letter of intent dated June 27, 2017, between Buyer and the Company.

“Liability” means any liability, debt, obligation, of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due.

“Liens” means any mortgages, pledges, security interests, encumbrances, claims, liens or charges of any kind (including, without limitation, any conditional sale or other title retention agreements or leases in the nature thereof) or any agreements to file any of the foregoing, any sales of receivables with recourse, and any filings or agreements to file a financing statement as debtor under the Uniform Commercial Code or any similar statute.

“Material Adverse Effect” means any event, circumstance, condition, change, occurrence or effect that individually or in the aggregate with all other events, circumstances, conditions, changes, occurrences and effects, has or could reasonably be expected to have a material adverse effect upon the assets, liabilities, business, financial condition or operating results of the Company or that could reasonably be expected to prevent or materially delay or impair the ability of the Company to consummate the transactions contemplated by this Agreement.

“Options” means all options, warrants or other rights, whether or not then exercisable, to acquire shares of the Company’s capital stock.

“Ordinary Course of Business” means ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Permitted Liens” means (i) mechanic’s and materialmen’s liens and similar encumbrances arising in the ordinary course of the Business of the Company that are not delinquent and not material to the Business of the Company, (ii) liens or encumbrances for federal, state, local, foreign and other taxes or assessments not yet due and payable or delinquent, and (iii) purchase money encumbrances and encumbrances securing rental payments under capital lease arrangements that are not delinquent and not material to the Business.

“Person” means an individual, a partnership, a limited liability company, a corporation, a cooperative, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental authority, body or entity or any department, agency or political subdivision thereof.

“Proprietary Rights” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets and confidential information (including, without limitation, inventions, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); (vi) computer software and software systems (including, without limitation, data, source code and object code, databases and related documentation); and (vii) all other intellectual property.

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“Purchase Price Consideration” means the following: (i) $75,000 in cash, and (ii) warrants which convert into 260,000,000 million of the common stock of Buyer, on a fully diluted basis.

Stock Plan” means any stock option plan or similar plan of any of the Company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Transaction Documents” means this Agreement and any other agreement contemplated by this Agreement to which the Company or Seller are a party.

1.2 Other Definitions. Each of the following defined terms has the meaning given such term in the Section set forth opposite such defined term:

Section Reference	Defined Term
3.27	Accounts Receivable
Preamble	Agreement
6.1	Applicable Limitation Date
7.6	Business
Preamble	Buyer
6.2(a)	Buyer Parties

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2.3(a)	Closing
2.3(a)	Closing Date
2.3(b)	Closing Transactions
Preamble	Company
3.11(c)	Company Proprietary Rights
3.11(a)	Company Software
Preamble	Company Stock
7.6(c)	Confidential Information
3.16(e)	Controlled Group
6.7	D&O Tail Policy
6.2(c)(ii)	Designated Breaches
3.11(b)	Development Software
3.5	Financial Statements
6.2(d)	Indemnification Notice
6.2(c)	Indemnified Party
6.2(c)	Indemnifying Party
3.19	Insiders
3.5	Interim Balance Sheet
3.11(b)	IT Software
3.8(b)	Leased Properties
3.14	Licenses
6.2(a)	Loss
6.2(a)	Losses
3.10(b)	Material Contracts
7.6(a)	Non-Compete Period
Preamble	Parties
Preamble	Party
8.12	PDF
7.1(c)	Pre-Closing Taxes
3.23	Product Certifications
6.7	Released Parties
7.1(c)	Straddle Tax Returns
Preamble	Seller

ARTICLE II

PURCHASE AND SALE OF STOCK

2.1 Stock Purchase. On the terms and subject to the conditions set forth in this Agreement, (a) on the Closing Date, Buyer shall purchase from Seller, and Seller shall sell, assign, convey and transfer to Buyer, one hundred percent (100%) of the outstanding shares of the Company Stock owned by Seller as such ownership is set forth on Schedule 2.1(a), free and clear of any Liens, restrictions on transfer, Options, rights, calls, commitments, proxies or other contract rights; (b) in consideration of the sale of the Company Stock and the covenants and agreements of Seller contained in Section 7.6, the Buyer shall pay Seller the Purchase Price Consideration.

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2.2 Options. As part of the transactions contemplated hereby, Seller shall cause the Company to, and the Company shall, take all actions necessary so that as of the date of the Closing, all Stock Plans and all Options shall be terminated and canceled without any payment therefor or other Liability on the part of the Company, Buyer or any of their respective Affiliates.

2.3 Closing Transactions.

(a) Closing. Subject to satisfaction or waiver of the conditions contained in this Agreement, the closing of the transactions contemplated here, including without limitation, the delivery of the Purchase Price to Seller and the delivery of all items contemplated by this Agreement (the “Closing”), shall take place at 10:00 a.m. local time on March 8,2018, at the offices of Buyer or at such other location as may be agreed by the parties (the actual date of the Closing being hereinafter referred to as the “Closing Date”), including but not limited to, a Closing by facsimile or portable document format (“PDF”) counterparts. The date and time of the Closing are herein referred to as the “Closing Date.”

(b) Closing Transactions. Subject to the conditions set forth in this Agreement, the Parties shall consummate the following “Closing Transactions” on the Closing Date:

(i) Seller shall deliver to Buyer certificates representing one hundred percent (100%) of the Company Stock owned by Seller, duly endorsed for transfer or accompanied by duly executed stock powers;

(ii) Seller shall deliver either actually or constructively to Buyer all corporate books and records of the Company in Seller’s possession or under Seller’s control;

(iii) Seller shall pay, on or prior to closing, the aggregate amount of the Indebtedness to the Persons entitled to receive same or, if Seller do not so pay, Buyer shall pay or assume, on behalf of Seller (which payment shall reduce the Cash Consideration), the aggregate amount of the Indebtedness to the Persons entitled to receive same pursuant to the wire instructions provided to Buyer at or prior to Closing; and

(iv) Buyer shall deliver to Seller the Purchase Price Consideration;

2.4 INTENTIONALLY OMITTED.

2.5 Conditions to Buyer’s Obligation to Close. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment of the following conditions as of the Closing Date:

(a) The representations and warranties set forth in Article III and Article IV hereof shall be true and correct in all respects;

(b) The Company and Seller shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by each of them under this Agreement on or prior to the Closing, including, without limitation, the simultaneous transfer of all the outstanding Company Stock;

(c) All consents and approvals by third parties listed on Schedule 3.2 attached hereto shall have been obtained, all on terms and conditions no less favorable to the Company than those in existence as of the date hereof;

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(d) All governmental and regulatory filings, authorizations and approvals and other Licenses that are required for the transfer of the Company Stock to Buyer and the consummation of the transactions contemplated hereby shall have been duly made and obtained;

(e) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, provincial, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or materially and adversely affect the right of Buyer to own or operate the Company, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects;

(f) All of the directors of the Company shall have resigned effective as of the Closing Date;

(g) Since December 31, 2017, there shall have been no event, transaction, condition or change which has had or could reasonably be expected to have a Material Adverse Effect;

(h) The Company shall have delivered to Buyer payoff letters with respect to all Indebtedness outstanding as of the Closing and releases of any and all Liens held by third parties shall have been obtained;

(i) Seller and the Company shall have executed such other Transaction Documents to which it is a party and shall have delivered each such Transaction Document to Buyer and each of the other parties thereto, and each such Transaction Document will be in full force and effect;

(j) On or prior to the Closing Date, Seller shall have delivered or caused to be delivered to Buyer, each of the following:

(i) copies of all third party, governmental and regulatory consents, approvals, filings, releases, terminations, payoff letters, etc., required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents;

(ii) certified copies of the certificate of incorporation and by-laws of the Company and the resolutions of the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and approving the consummation of the transactions contemplated hereby and thereby;

(iii) certificates of the appropriate official of the jurisdiction in which the Company is incorporated and any other state in which the Company does business, stating that such Company is in good standing, qualified to do business or the equivalent as of immediately prior to the Closing Date;

(iv) a certificate from an officer of the Company representing the Company’s compliance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) that the Company is not a “United States real property holding corporation” as defined under Section 897 of the Code; and

(v) such other documents or instruments as Buyer may reasonably request to effectuate the transactions contemplated hereby.

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(k) No action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects; and

(l) All proceedings to be taken by the Company and Seller in connection with the consummation of the Closing Transactions and the other transactions contemplated hereby and all certificates, instruments and other documents required to be delivered by Seller to effectuate the transactions contemplated hereby reasonably requested by Buyer shall be reasonably satisfactory in form and substance to Buyer.

Any condition specified in this Section 2.5 may be waived by Buyer; provided, however, that no such waiver shall be effective unless it is set forth in a writing executed by Buyer or unless Buyer agrees in writing to consummate the transactions contemplated by this Agreement without fulfillment of such condition.

2.6 Conditions to Seller’s Obligation to Close. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment of the following conditions as of the Closing Date:

(a) The representations and warranties set forth in Article V shall be true and correct in all respects;

(b) Buyer shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing;

(c) All governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained;

(d) Buyer shall have executed such other Transaction Document to which it is a party and shall have delivered each such Transaction Document to Seller and each of the other parties thereto, and each such Transaction Document will be in full force and effect;

(e) No action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects; and

(f) All proceedings to be taken by the Buyer in connection with the consummation of the Closing Transactions and the other transactions contemplated hereby and all certificates, instruments and other documents required to be delivered by Buyer to effectuate the transactions contemplated hereby reasonably requested by Seller shall be reasonably satisfactory in form and substance to Seller.

Any condition specified in this Section 2.6 may be waived by Seller; provided, however, that no such waiver shall be effective against Seller unless it is set forth in a writing executed by Seller or unless Seller agree in writing to consummate the transactions contemplated by this Agreement without the fulfillment of such condition.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

As a material inducement to Buyer to enter into this Agreement, Seller and the Company hereby jointly and severally represent and warrant as of the Effective Date, and as of the Closing Date and for all times in between that:

3.1 Organization and Corporate Power. The Company is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or other formation. The Company is qualified to do business in every jurisdiction in which such qualification is necessary, except where the failure to so qualify has not had or would not reasonably be expected to have a Material Adverse Effect. All jurisdictions in which each of the Company is qualified to do business are set forth on Schedule 3.1. The Company has all requisite corporate power and authority and, all licenses, permits and authorizations necessary to own and operate their properties and to carry on their business as now conducted. The certificate of incorporation and by-laws (or other appropriate corresponding organizational documents) of the Company that has previously been furnished to Buyer reflect all amendments thereto and are correct and complete. The minute books containing the records of the meetings of the stockholders and the board of directors, the stock certificate books and the stock record books (or other appropriate corresponding corporate records) of the Company that have been furnished to Buyer are correct and complete. The Company is not in default under or in violation of any provision of their certificate of incorporation or by-laws (or other appropriate corresponding organizational documents).

3.2 Authorization of Transactions.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The board of directors of the Company has duly approved this Agreement and all other Transaction Documents to which the Company is a party and has duly authorized the execution and delivery of this Agreement and all other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and all other Transaction Documents to which the Company is a party have been duly executed and delivered by the Company and constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their terms.

(b) Except as set forth on Schedule 3.2 attached hereto, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Company and/or Seller do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to modify, terminate or accelerate or cause the modification, termination or acceleration of, any obligation under, (e) result in the creation of any Lien upon the capital stock or the assets of the Company, or (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body or agency, under (i) the provisions of the certificate of incorporation or by-laws (or the appropriate corresponding organizational documents) of the Company, (ii) any Contract to which the Company is bound, (iii) any law, statute, rule or regulation to which the Company is subject or (iv) any judgment, order or decree to which the Company is subject.

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3.3 Capitalization.

(a) Schedule 3.3 attached hereto accurately sets forth (i) the authorized and outstanding capital stock of the Company, (ii) the name of each record holder of shares of the Company’s capital stock and the number of each class of the Company’s capital stock held by each such record holder and (iii) all outstanding Options granted by the Company, the name of the Person holding each such Option, the number of shares of capital stock issuable upon the exercise of each such Option and the exercise price of each such Option. All of the issued and outstanding shares of the Company’s capital stock have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal, or similar rights, and are owned of record and beneficially by the stock holders of the Company in the amounts as set forth on Schedule 3.3, free and clear of all Options, Contracts, calls, puts, rights to subscribe, conversion rights and other Liens. All Options described on Schedule 3.3 have been issued in accordance with the Company Option Plan and the option agreement or other instrument pursuant to which it was offered. True and complete copies of all agreements and instruments relating to such Options have been provided to Buyer and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments. Except for this Agreement and except as set forth on Schedule 3.3, there are no outstanding or authorized Options, rights, Contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of their capital stock or any rights or interests exercisable therefor. Except as set forth in Schedule 3.3, there is no outstanding or authorized stock appreciation, phantom stock or similar or corresponding rights with respect to the capital stock of the Company. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company. Except as set forth in Schedule 3.3, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

(b) The shares of Company Stock owned by Seller constitute 100% of the outstanding capital stock of the Company.

3.4 Subsidiaries; Investments. The Company does not have any Subsidiaries. The Company does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association. Except as set forth on Schedule 3.4, the Company does not own or control or have any right to acquire (directly or indirectly) any stock, partnership interest, joint venture interest, equity participation or other security or interest in any other Person.

3.5 Financial Statements. The Company has delivered to Buyer and attached hereto as Schedule 3.5: (i) the Company’s unaudited balance sheets as of December 31, 2016, and the related statements of operations, stockholders’ equity and cash flows for the respective twelve-month periods then ended; and (ii) the Company’s unaudited balance sheet as of September 30, 2017 (the “Interim Balance Sheet”), and the related statements of operations, for the three-month period then ended. Except as disclosed on Schedule 3.5, each of the foregoing financial statements (including in all cases the notes thereto, if any) (the “Financial Statements”) to Seller’s knowledge, information and belief is accurate and complete in all respects to Schedule 3.5, exceptions to GAAP the extent required by GAAP, consistently applied, and is consistent with the books and records of the Company (which, in turn, are accurate and complete in all respects), present fairly in all respects the financial condition and results of operations of the Company as of and for the periods referred to therein, and has been prepared in accordance with GAAP, consistently applied, subject in the case of unaudited interim financial statements to changes resulting from normal year-end adjustments for recurring accruals (which shall not be material individually or in the aggregate) and to the absence of footnote disclosure.

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3.6 Absence of Undisclosed Liabilities. The Company does not have any Liability arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts exist at or prior to the Closing, including any Taxes with respect to or based upon transactions or events occurring on or before the Closing, except (i) Liabilities under Contracts described in Schedule 3.10 or under Contracts which are not required to be disclosed thereon (but not Liabilities for breaches or violations thereof), (ii) Liabilities reflected on the face of the Interim Balance Sheet, (iii) Liabilities which have arisen after the date of the Interim Balance Sheet in the Ordinary Course of Business otherwise in accordance with the terms and conditions of this Agreement (none of which is a liability for breach of contract, breach of warranty, tort or infringement or a claim or lawsuit or an environmental liability) to which a policy of insurance is not available to cover all or substantially all of such possible liabilities, (iv) Liabilities disclosed on Schedule 3.6, and (v) Liabilities or obligations to the extent expressly disclosed in the disclosure schedules attached hereto.

3.7 Absence of Certain Developments. Except as set forth in Schedule 3.7 and except as expressly contemplated by this Agreement, since December 31, 2016, the Company has conducted their business only in the Ordinary Course of Business and the Company has not:

(a) suffered a Material Adverse Effect or suffered any theft, damage, destruction or casualty loss in excess of $5,000 in the aggregate to its assets, whether or not covered by insurance;

(b) redeemed or repurchased, directly or indirectly, any shares of capital stock or other equity security or declared, set aside or paid any dividends or made any other distributions (whether in cash or in kind) with respect to any shares of its capital stock or other equity security;

(c) issued, sold or transferred any notes, bonds or other debt securities, any equity securities, any securities convertible, exchangeable or exercisable into shares of its capital stock or other equity securities, or options or other rights to acquire shares of its capital stock or other equity securities;

(d) borrowed any amount or incurred or become subject to any Indebtedness or other Liabilities, except Liabilities incurred in the Ordinary Course of Business and not constituting Indebtedness;

(e) discharged or satisfied any Lien or paid any Liability (other than Liabilities paid in the Ordinary Course of Business), prepaid any amount of Indebtedness or subjected any portion of its properties or assets to any Lien;

(f) sold, leased, assigned or transferred (including, without limitation, transfers to Seller or any Insider) any of its tangible or intangible assets (including Proprietary Rights), except for sales of inventory, non-exclusive licenses granted in the Ordinary Course of Business to unaffiliated third Persons on an arm’s length basis, or disclosed any confidential information (other than pursuant to agreements requiring the person to whom the disclosure was made to maintain the confidentiality of and preserving all rights of the Company in such confidential information);

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(g) waived, canceled, compromised or released any rights or claims of material value, whether or not in the Ordinary Course of Business;

(h) entered into, amended or terminated any material Contract or entered into any other material transaction, whether or not in the Ordinary Course of Business, or materially changed any business practice;

(i) made, granted or promised any bonus or any wage, salary or compensation increase in excess of $5,000 per year to any director, officer, employee, sales representative or consultant or made, granted or promised any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

(j) made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business or entered into any transaction with any Insider;

(k) conducted its cash management customs and practices other than in the Ordinary Course of Business (including, without limitation, with respect to maintenance of working capital balances and inventory levels, collection of accounts receivable, payment of accounts payable, accrued liabilities and other Liabilities and pricing and credit policies);

(l) made any capital expenditures that aggregate in excess of $5,000;

(m) made any loans or advances in excess of $5,000 in the aggregate to, or guarantees for the benefit of, any Persons;

(n) amended or authorized any amendment to its certificate of incorporation, by-laws or other governing or organizational documents;

(o) instituted or settled any claim or lawsuit for an amount involving in excess of $5,000 in the aggregate or involving equitable or injunctive relief, unless same was done in connection with a policy of insurance and the Company’s obligations not covered by insurance do not exceed $5,000;

(p) granted any performance guarantee to its customers other than in the Ordinary Course of Business and consistent with past policies and practices;

(q) acquired any other business or Person (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of its assets or stock or acquired any other material assets; or

(r) committed or agreed to any of the foregoing.

3.8 Title to Properties; Sufficiency of Assets.

(a) The Company does not own any real property.

(b) The real property leases and subleases listed on Schedule 3.8(b) are valid, binding, enforceable and in full force and effect and have not been modified, and with respect to each lease, the Company holds a valid and existing leasehold interest under such lease or subleases for the term set forth in Schedule 3.8(b). The leases and subleases listed on Schedule 3.8(b) (the “Leased Properties”) constitute all of the leases and subleases under which the Company holds leasehold or subleasehold interests in real property. The Company has delivered to Buyer complete and accurate copies of each of the leases or subleases listed on Schedule 3.8(b). The Leased Properties constitute all of the real property used or occupied by the Company. With respect to each lease and sublease listed on Schedule 3.8(b), except as set forth on Schedule 3.8(b):

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(i) the Company is not in breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the lease or sublease;

(ii) no party to the lease or sublease has repudiated any provision thereof and there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease; and

(iii) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in the leasehold or subleasehold.

(c) Except as set forth on Schedule 3.8(c), the Company owns good and marketable title to, or a valid leasehold interest in, free and clear of all Liens, all of the personal property and assets which are shown on the Interim Balance Sheet or acquired by the Company thereafter or located on the leased properties used by the Company (other than employee-owned personal items).

(d) Each of the tangible assets of the Company located upon or used in connection with the Leased Properties is operated by the Company in conformity with all applicable laws and regulations and are usable in the Ordinary Course of Business.

(e) The assets and properties (whether real or personal, tangible or intangible) owned or leased by the Company constitute all of the assets and properties necessary to operate the business currently conducted by the Company in a manner consistent with past practices.

3.9 Taxes. Except as set forth on Schedule 3.9, (i) the Company has timely filed all Tax Returns which are required to be filed on or before the Closing Date (taking into account any extension of time with which to file) and all such Tax Returns are true, complete and accurate, (ii) all Taxes due and payable by the Company, whether or not shown on a Tax Return, have been paid by the Company or Seller on or before the Closing Date and all Taxes which would be required to be accrued in accordance with GAAP but are not yet due are shown on the Interim Balance Sheet or are set forth on Schedule 3.9 and no Taxes are delinquent, (iii) no deficiency for any amount of Tax has been asserted or assessed by a taxing authority against the Company and the Company does not reasonably expect that any such assertion or assessment of Tax liability will be made and the Company does not have any outstanding claims for any Tax refunds, (iv) there is no action, suit, proceeding or audit or any notice of inquiry of any of the foregoing pending against or with respect to the Company regarding Taxes and no action, suit, proceeding or audit has been threatened against or with respect to the Company regarding Taxes, (v) the Company has not consented to extend the time in which any Tax may be assessed or collected by any taxing authority, (vi) the Company has not been a member of an Affiliated Group, except the Affiliated Group of which the Company is the parent, (vii) no claim has ever been made against the Company by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction, (viii) the Company does not have Liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision or state, local or foreign Tax law), as a transferee, by contract, or otherwise, (ix) the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and (x) the Company has not made any payments, or are not or shall not become obligated (under any Contract entered into on or before the Closing Date) to make any payments, that shall be non-deductible under Section 280G of the Code (or any corresponding provisions of state, local or foreign Income Tax law), and (xi) the Company will not be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment in taxable income for any taxable period (or any portion thereof) or (B) as a result of any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date. Schedule 3.9 contains a list of states, territories and jurisdictions (whether foreign or domestic) in which the Company is required to file Tax Returns, except for those in which the failure of the Company to file such Tax Returns will not cause a Material Adverse Effect.

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3.10 Contracts and Commitments.

(a) Except as specifically contemplated by this Agreement and except as set forth in Schedule 3.10 the Company is not a party to or bound by, whether written or oral, any:

(i) collective bargaining agreement or Contract with any labor union or any bonus, commissions, pension, profit sharing, retirement or any other form of deferred compensation or incentive plan or, other than the Company Option Plan, any stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal;

(ii) Contract for the employment of any officer, individual employee or other Person on a full-time, consulting or independent contractor basis or any severance agreements or change-of-control agreements;

(iii) Contract relating to Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any of its assets, other than a Permitted Lien;

(iv) Contracts with respect to the lending or investing of funds;

(v) license or royalty Contracts, or management, consulting, or advisory contracts;

(vi) guaranty of any obligation, other than endorsements made for collection;

(vii) Contract under which it is lessee of, or holds or operates, any personal property owned by any other party calling for payments by the Company or under which the Company is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

(viii) Contract or group of related Contracts with the same party for the purchase or sale of supplies, products or other personal property or for the furnishing or receipt of services which either calls for performance over a period of more than one year;

(ix) Contract or group of related Contracts with the same party continuing over a period of more than six months from the date or dates thereof, not terminable by it on 30 days or less notice without penalties;

(x) Contracts relating to the ownership of or investments in any business or enterprise (including, but not limited to, investments in joint ventures and minority equity investments);

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(xi) Contract which prohibits it from freely engaging in business anywhere in the world;

(xii) Contract relating to the distribution, marketing, advertising or sales of its products and/or services;

(xiii) Contracts pursuant to which it subcontracts work to third parties;

(xiv) power of attorney;

(xv) Contract relating to the acquisition or sale of its business (or any material portion thereof);

(xvi) Contracts relating to Proprietary Rights except as set forth in Schedule 3.11(b); or

(xvii) other Contract material to it, whether or not entered into in the Ordinary Course of Business.

(b) Except as disclosed in Schedule 3.8(b), Schedule 3.10 or Schedule 3.11(b), (i) no Contract or commitment required to be disclosed on Schedule 3.8(b), Schedule 3.10 or Schedule 3.11(b) (each, a “Material Contract” and collectively, the “Material Contracts”) has been breached or canceled by the other party, and there are no anticipated breaches by any other party to any Material Contract, (ii) the Company has performed all the obligations required to be performed by them under the Material Contracts to the extent required to be so performed as of the date hereof or as of the Closing Date and are not in default under or in breach of any Material Contract, and no event or condition has occurred or arisen which with the passage of time or the giving of notice or both would result in a default or breach thereunder, (iv) the Company does not have a present expectation or intention of not fully performing any obligation pursuant to any Material Contract, (vi) each Material Contract is legal, valid, binding, enforceable and in full force and effect and will continue as such following the consummation of the transactions contemplated hereby.

(c) The Company has made available to Buyer a true and correct copy of all written Material Contracts, in each case together with all amendments, waivers or other changes thereto (all of which are disclosed on Schedule 3.10 or Schedule 3.11(b)). Schedule 3.10 or Schedule 3.11(b) contains an accurate and complete description of all material terms of all oral Material Contracts referred to therein.

(d) During the two-year period ending on the date of this Agreement, the Company has not used any name or names under which they have invoiced account debtors, maintained records regarding its assets or otherwise conducted business other than the exact names set forth on Schedule 3.10 or Schedule 3.11(b).

3.11 Computer Software and Proprietary Rights.

(a) Schedule 3.11(a) attached hereto sets forth a complete and correct list of: (i) all patented or registered Proprietary Rights owned by the Company, including, without limitation, Internet domain name registrations; (ii) all pending patent applications or other applications for registration of Proprietary Rights owned by the Company; (iii) all trade names and unregistered marks owned and used by the Company; (iv) all computer software owned by and distributed or maintained by the Company (“Company Software”), listed by major point release; and (v) other than Company Software, all other material unregistered copyrights, mask works and computer software owned by the Company, including, without limitation, (e.g., internally developed back office software, etc.).

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(b) Schedule 3.11(b) attached hereto sets forth a complete and correct list of: (i) all computer software licenses or similar agreements or arrangements through which the Company embed, integrate, bundle, redistribute, resell or otherwise sublicense such third party software (“Third Party Software”); (ii) all computer software licenses or similar agreements or arrangements used by the Company to support the development of Computer Software (“Development Software”); (iii) all computer software licenses or similar agreements or arrangements relating to information technology used in the operations of the Company (“IT Software”) for which the Company paid more than $5,000 in the aggregate in license fees or pays more than $1,000 in annual support fees; (iv) all other material licenses or similar agreements or arrangements, in effect in which the Company is a licensee of Proprietary Rights; (v) other than customer contracts entered into in the ordinary course of business and standard “affiliate” agreements wherein such affiliates have no right to directly license Computer Software to customers, all licenses or similar agreements or arrangements in which the Company is a licensor of Proprietary Rights, including, without limitation, reseller agreements; and (vi) all other material agreements or similar arrangements, in effect relating to the use of Proprietary Rights by the Company, including, without limitation, material settlement agreements, consent-to-use or standstill agreements, standalone source code escrow agreements, outsourcing agreements relating to software development or information technology, and standalone indemnification agreements.

(c) Except as set forth on Schedule 3.11(c), (i) the Company owns and possesses all right, title and interest in and to the Proprietary Rights set forth in Schedule 3.11(a), has a valid and enforceable right to use pursuant to the agreements set forth in Schedule 3.11(b), and otherwise own and possess all right, title and interest in and to all other Proprietary Rights necessary for the operation of the Company’s business as currently conducted, free and clear of all Liens (other than Permitted Liens) (collectively, the “Company Proprietary Rights”); (ii) the Company has not licensed any of their Proprietary Rights to any third party on an exclusive basis; and (iii) neither Seller nor any of Seller’s Affiliates own any Company Proprietary Rights.

(d) Except as set forth on Schedule 3.11(d), (i) to their knowledge, information and belief the Company has not infringed or misappropriated, and the operation of the Company’s business as currently conducted does not infringe or misappropriate, any Proprietary Rights of any third party; (ii) there are no facts which indicate a likelihood of any of the foregoing; and (iii) the Company has not received any written notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Proprietary Rights from any third party or any requests for indemnification from customers).

(e) Except as set forth on Schedule 3.11(e), (i) to Seller’s knowledge, information and belief, no loss or expiration of any of the Company Proprietary Rights is threatened or pending, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Company, including, without limitation, a failure by the Company to pay any required maintenance fees); (ii) all of the Company Proprietary Rights are valid and enforceable and none of the Company Proprietary Rights has been misused; (iii) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Company Proprietary Rights has been made, is currently outstanding or is threatened; (iv) the Company has taken all commercially reasonable action to maintain and protect all of the Company Proprietary Rights; and (v) the Company has not disclosed or allowed to be disclosed, to the extent that would result or reasonably be expected to result in a Material Adverse Effect, any of its trade secrets or confidential information to any third party other than pursuant to a written confidentiality agreement and, except as would not be expected to have a Material Adverse Effect, the Company has entered into written confidentiality agreements with all of its employees and independent contractors acknowledging the confidentiality of the Company Proprietary Rights.

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(f) Except as set forth on Schedule 3.11(f), no third party has infringed or misappropriated or otherwise conflicted with any of the Company Proprietary Rights and there are no facts that indicate a likelihood of any of the foregoing.

(g) Except as set forth on Schedule 3.11(g), the Company Software, including any embedded or integrated Third Party Software, does not contain any open source or freeware and the sale or licensing of the Company Software in the ordinary course of business is not governed, in whole or in part, by the terms of the GNU General Public License or any other license requiring the Company to disclose source code to any of the Company Software and any other software for which a reasonably prudent Person would hold in confidence.

(h) Except as set forth on Schedule 3.11(h), (i) only the object code relating to any Company Software has been disclosed to any Person (except to a source code escrow agent for the benefit of customers in the ordinary course of business); (ii) no Person has asserted to the Company in writing any right to access any source code for any Company Software, including, without limitation, pursuant to any source code escrow agreement; and (iii) no source code licensed to Persons as disclosed in Schedule 3.11(h) is material to the current Business of the Company.

(i) Except as set forth on Schedule 3.11(i), all Proprietary Rights, including Company Software, owned by the Company were: (i) developed by employees of the Company working within the scope of their employment; (ii) developed by officers, directors, agents, consultants, contractors, subcontractors or others who have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company ownership of all of such Person’s rights in the Proprietary Rights relating to such developments; or (iii) acquired in connection with acquisitions in which the Company obtained representations and warranties from the transferring party relating to the title to such Proprietary Rights.

(j) Except as set forth in Schedule 3.11(j), the Company is in possession of the source code and object code for all Company Software, Third Party Software, Development Software and IT Software and copies of all other material related thereto, including without limitation, installation and user documentation, engineering specifications, flow charts, and know-how reasonably necessary for the use, maintenance, enhancement, development and other exploitation of such software as currently used in, or currently under development for, the business, except for those materials and source code where the Company’s failure to possess such materials and source code would not reasonably be expected to have a Material Adverse Effect.

(k) The computer software, computer firmware, computer hardware (whether general purpose or special purpose), and other similar or related items of automated, computerized and/or software system(s) that are used by the Company in the conduct of its business is sufficient in all material respects for the current needs of the Business of the Company as currently conducted and the Company has purchased a sufficient number of license seats for all Development Software and IT Software used in the business.

(l) The Company has collected, used, imported, exported and protected all personally identifiable information, and other information relating to individuals protected by law, in accordance with the privacy policies of the Company and in accordance with applicable law, including by entering into agreements, where applicable, governing the flow of such information across national borders.

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3.12 Litigation; Proceedings. Except as set forth in Schedule 3.12, there are no actions, suits, proceedings, orders, judgments, decrees or investigations pending, or, to Seller’s knowledge, information and belief, threatened against or imposing obligations on the Company at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there is no basis for any of the foregoing. Except as set forth on Schedule 3.12, the Company has not received any written opinion or legal advice in writing to the effect that any of the Company is exposed from a legal standpoint to any liability or disadvantage which may be material to the Company’s business as presently conducted. The Company is not subject to any outstanding order, judgment or decree issued by any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or any arbitrator.

3.13 Brokerage. Except as set forth on Schedule 3.13, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

3.14 Governmental Licenses and Permits. Except for Product Certifications (as defined below), Schedule 3.14 contains a complete listing of all permits, licenses, franchises, certificates, approvals, consents, certificates of authorization, registrations and other authorizations of foreign, federal, state and local governments or regulatory authorities, or other similar authorizations (collectively, the “Licenses”) owned or possessed by the Company or used by the Company in the conduct of their business. Except as indicated on Schedule 3.14, the Company owns or possesses all right, title and interest in and to all Licenses which are necessary to conduct their business as presently conducted. The Company is in material compliance with the terms and conditions of such Licenses. No loss or expiration of any License is pending, or threatened or reasonably foreseeable (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby.

3.15 Employees.

(a) Except as set forth on Schedule 3.15(a), no key executive employee and no group of employees or independent contractors of the Company have any plans to terminate his or her employment or relationship as an independent contractor with the Company. The Company has complied with and is in compliance with all applicable laws relating to the employment of personnel and labor, including provisions thereof relating to wages, hours, vacation, overtime, notice, pay in lieu of notice, termination and severance pay, obligation, human rights, occupational health and safety, equal opportunity, collective bargaining and the payment of social security and other Taxes, the Worker Adjustment and Retraining Notification Act, and the Immigration Reform and Control Act of 1986. The Company is not party to or bound by any collective bargaining agreement, nor have they experienced any strikes, grievances, unfair labor practices claims or other material employee or labor disputes. The Company has not engaged in any unfair labor practice. There are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. Schedule 3.15(a) sets forth the names, present annual or, as the case may be, hourly rate of compensation (including salary, bonuses and commissions) of all persons employed or engaged as of the Closing Date by the Company (including independent contractors) and whether, and to what extent, the Company may have a contractual obligation to pay severance upon termination of employment. To Seller’s knowledge, information and belief, none of the employees of the Company, is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar Contract relating to, affecting or in conflict with the present business activities of the Company.

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(b) Except as set forth on Schedule 3.15(b), the Company is not party to any agreement nor do any facts or circumstances exist which would require the Company to pay any additional compensation, bonuses (including, without limitation, any retention bonuses) or other amounts as a result, in whole or in part, of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, to any employee or former employee of the Company.

3.16 Employee Benefit Plans.

(a) Except as set forth on Schedule 3.16, with respect to current or former employees of the Company, the Company does not maintain and has not maintained, does not contribute to and has not contributed to, have or had any obligation to contribute to, have or had any actual or potential Liability with respect to any (i) deferred compensation or bonus or retirement plans or arrangements, (ii) qualified or nonqualified defined contribution or defined benefit plans or arrangements which are employee pension benefit plans (as defined in Section 3(2) of ERISA), or (iii) employee welfare benefit plans (as defined in Section 3(1) of ERISA) or other employee benefit plans (as defined in Section 3(3) of ERISA), stock option or stock purchase plans, or material fringe benefit plans, programs or arrangements whether in writing or oral and whether or not terminated (the “Benefit Plans”). The Company has not contributed to and have no Liability with respect to any multiemployer pension plan (as defined in Section 3(37) of ERISA). The Company has not maintained or contributed to and have no Liability with respect to any defined benefit plan (as defined in Section 3(35) of ERISA). The Company does not maintain or contribute to any employee welfare benefit plan or have any obligation under an arrangement which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code.

(b) The Benefit Plans (and related trusts and insurance contracts) comply in form and in operation in all respects with their terms and the requirements of applicable laws and regulations, including ERISA and the Code and the nondiscrimination rules thereof; and the Benefit Plans which are intended to be “qualified plans” (the “Qualified Plan”) qualify under Section 401(a) of the Code, and each such Qualified Plan, and each trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to the qualification under the Code of such plan and the tax-exempt status of such related trust and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such plan or the tax exempt status of such related trust. Each such Qualified Plan has been timely amended to comply with the recent tax legislation commonly known as “GUST” and “EGTRRA.”

(c) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) with respect to the Qualified Plans have been properly and timely filed with the appropriate government agency and distributed to participants as required. The Company has complied with the requirements of COBRA.

(d) With respect to each Benefit Plan, all contributions which are due (including all employer contributions and employee salary reduction contributions) have been paid to such Benefit Plan on a timely basis, all contributions and unfunded liabilities for prior plan years which are not yet due and with respect to the current plan year for the period ending on the Closing Date have been made or accrued in accordance with GAAP, and all premiums or other payments which are due have been paid on a timely basis.

(e) The Company has not incurred any Liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, any multiemployer plan or otherwise with respect to any employee pension benefit plan currently or previously maintained or contributed to by members of the controlled group of companies (as defined in Sections 414(b), (c), (m) and (o) of the Code) that includes or included the Company (the “Controlled Group”) that has not been satisfied in full, and no condition exists that presents a risk to the Company of incurring such a Liability.

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(f) With respect to each Benefit Plan, (i) there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code, (ii) no fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such plans, and (iii) no actions, investigations, suits or claims with respect to the assets thereof (other than routine claims for benefits) are pending or threatened, and there are no facts which would give rise to or could reasonably be expected to give rise to any such actions, investigations, suits or claims.

(g) With respect to each of the Benefit Plans, the Company has furnished to Buyer true and complete copies of the following documents: (i) the plan documents, summary plan descriptions and summaries of material modifications and other material employee communications, (ii) the most recent determination letter received from the Internal Revenue Service, (iii) the Form 5500 Annual Report (including all schedules and other attachments for the most recent three (3) years), (iv) all related trust agreements, insurance contracts or other funding agreements which implement such plans and (v) all Contracts relating to each such plan, including, without limitation, service provider agreements, insurance contracts, investment management agreements and record-keeping agreements.

(h) Except as specifically provided in this Agreement or as set forth in Schedule 3.15(b), no employee or former employee of the Company will become entitled to any material bonus, severance or similar benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby, and there is no contract, plan or arrangement covering any employee or former employee of the Company that, individually or collectively, will give rise to a payment that would not be deductible by Buyer or the Company by reason of Section 280G of the Code or require payment of an excise tax under Section 4999 of the Code solely as a result of the transactions contemplated hereunder.

(i) The Company does not maintain, contribute to or have any Liability with respect to any nonqualified deferred compensation plan covered by Section 409A of the Code.

(j) Any Benefit Plan maintained for the benefit of employees located outside of the United States (“Foreign Plan”) has been maintained, funded and administered in accordance with its terms and complies in form and operation with any applicable laws. There are no unfunded liabilities associated with any Foreign Plan.

3.17 Insurance. Schedule 3.17 lists each insurance policy maintained by or on behalf of the Company with respect to their properties, assets and business, together with a claims history for the past two (2) years. All of such insurance policies are in full force and effect, and the Company has never been: (i) in default with respect to its Liabilities under any such insurance policies or (ii) denied insurance coverage. Except as set forth on Schedule 3.17, the Company does not have any self-insurance or co-insurance programs and to Seller’s knowledge, the reserves set forth on the Interim Balance Sheet are adequate to cover all anticipated Liabilities with respect to any such self insurance or coinsurance programs.

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3.18 Officers and Directors; Bank Accounts. Schedule 3.18 lists all officers and directors of the Company, and all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) of the Company.

3.19 Affiliate Transactions. Except as disclosed on Schedule 3.19, no officer, director, employee, stockholder or other Affiliate of the Company or any individual related by marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest (collectively, the “Insiders”), is a party to any Contract or transaction with the Company or which is pertaining to the business of any of the Company or has any interest in any property, real or personal or mixed, tangible or intangible, used by the Company in the conduct of its business. Schedule 3.19 hereto describes all affiliated services provided to or on behalf of the Company by Seller or their Affiliates and to or on behalf of Seller and such Affiliates by the Company and all affiliate transactions or Contracts among the Company and Seller or their Affiliates (including, in each case, the costs charged to or by the Company).

3.20 Compliance with Laws. Except as disclosed on Schedule 3.20, the Company has complied with and is in compliance with all applicable laws, regulations and ordinances of foreign, federal, state and local governments and all agencies thereof which are applicable to the business, business practices (including, but not limited to, the Company’s production, marketing, sales and distribution of its products and services) or any owned or leased properties of the Company and to which the Company may be subject, and no claims have been filed against the Company alleging a violation of any such laws or regulations, and the Company has not received notice of any such violations.

3.21 Environmental Matters.

(a) The Company has complied with and is currently in compliance with all Environmental and Safety Requirements and has no Liabilities, including, without limitation, corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements, and the Company has not received any oral or written notice, report or information regarding any Liabilities, including, without limitation, corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to the Company, its disposal practices or any of their properties or facilities.

(b) Without limiting the generality of the foregoing, the Company has obtained and complied with, and is currently in compliance with, all Licenses and other authorizations that may be required pursuant to any Environmental and Safety Requirements for the occupancy of its properties or facilities or the operation of its business. A list of all such permits, licenses and other authorizations which are material to the Company is set forth on Schedule 3.21.

(c) Neither this Agreement or the other Transaction Documents to its knowledge, information and belief nor the consummation of the transactions contemplated hereby and thereby shall impose any Liabilities on the Company or otherwise for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental and Safety Requirements (including, without limitation, any so called “transaction-triggered” or “responsible property transfer” laws and regulations).

3.22 Indebtedness. Except as set forth on Schedule 3.22, the Company is not subject to any long-term Liabilities or Indebtedness. Schedule 3.22 details the outstanding balance (including accrued and unpaid interest) for each such outstanding item of Indebtedness. Except as set forth on Schedule 3.22, there are no outstanding powers of attorney executed on behalf of the Company. Except as set forth on Schedule 3.22, the Company is not a guarantor or otherwise liable for any Indebtedness of any other person, firm or corporation other than endorsements for collection in the Ordinary Course of Business.

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3.23 Certifications. The Company holds all material product registrations, accreditations and other certifications required for the conduct of its business (all of such registrations, accreditations and certifications being referred to herein as “Product Certifications”), which Product Certifications are set forth on Schedule 3.23 attached hereto. There is no reasonable basis for any present action rescinding any such Product Certifications and no loss or expiration of any such Product Certifications is reasonably foreseeable or has had or would reasonably be expected to have a Material Adverse Effect. Each product manufactured, sold, leased or delivered by the Company to its knowledge, information and belief has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company does not have any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. Schedule 3.23 includes copies of the standard terms and conditions of sale or lease for the Company (containing applicable guaranty, warranty, and indemnity provisions). No product manufactured, sold, leased or delivered by the Company to its knowledge, information and belief is subject to any guaranty, warranty, or other indemnity unless such guaranty, warranty, or other indemnity is provided by a policy of insurance that provides coverage of substantially all amounts of exposure beyond the applicable standard terms and conditions of sale or lease set forth in Schedule 3.23.

3.24 Customers. Except as disclosed on Schedule 3.24, the Company as of Closing Date has not received any notice that any of their top twenty (20) customers set forth on the attached Schedule 3.24 (which lists the top twenty (20) customers of the Company for the twelve-month period ending December 31, 2016) has terminated or intends to terminate or materially reduce its business with the Company.

3.25 Suppliers. The Company as of Closing Date has not received any notice that any of their top ten (10) suppliers of tangible personal property, Third Party Software or other goods and services set forth on the attached Schedule 3.25 (which lists the top ten (10) suppliers of the Company for the twelve-month period ending December 31, 2016) has terminated or intends to terminate or materially reduce its business with the Company.

3.26 Title and Condition of Acquired Assets. Except as disclosed on Schedule 3.26, the Company is the lawful owner of its business personal property, and has good title to all it assets, free and clear of any and all liens, mortgages, pledges, security interests, restrictions, prior assignments, licenses, easements, encumbrances and claims of any kind or nature whatsoever, direct or indirect, accrued, absolute, contingent or otherwise. Except as disclosed on Schedule 3.26, all of the Company’s assets are in good operating condition and sufficient to carry on the Business in the normal course as it is presently conducted and are free from defects, whether patent or latent. None of the inventory reasonable wear and tear excepted comprising a part of the assets is obsolete or not marketable in the Ordinary Course of Business at substantially its fair market value. Any information technology systems used in the operation of the Business are adequate and sufficient in all respects to conduct the business.

3.27 Accounts Receivable. Except as set forth on Schedule 3.27, all accounts and notes receivable reflected on the Interim Balance Sheet and all accounts and notes receivable to be reflected on the books of the Company as of the Closing (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP) are valid receivables arising in the ordinary course of business and are current and collectible at the amounts set forth on the books of the Company as of the Closing (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP) within ninety (90) days after the Closing. No agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLER

As a material inducement to Buyer to enter into this Agreement, Seller jointly and severally represent and warrant to Buyer as of the Effective Date, and as of the Closing Date and for all times in between that:

4.1 Authorization of Transactions.

(a) Seller have all requisite power, authority and legal capacity to enter into this Agreement and the other Transaction Documents to which Seller are a party and to perform his obligations hereunder and thereunder. This Agreement and the other Transaction Documents to which Seller are a party has been duly executed and delivered by Seller and constitutes the valid and binding agreements of Seller, enforceable in accordance with their respective terms.

(b) Neither the execution and the delivery of this Agreement and the other Transaction Documents to which Seller are a party, nor the consummation of the transactions contemplated hereby and thereby, shall (i) conflict with, result in a breach of any of the provisions of, (ii) constitute a default under, (iii) result in the violation of, (iv) give any third party the right to terminate or to accelerate any obligation under, (v) result in the creation of any Lien upon the Company Stock owned by Seller, or (vi) require any authorization, consent, approval, execution or other action by or notice to any court or other governmental body, under the provisions of any Contract to which Seller are bound or affected, or any applicable statute, regulation, rule, judgment, order, decree or other restriction of any government, governmental agency or court to which Seller are subject. No notice to, filing with or authorization, consent or approval of any government or governmental agency by Seller are necessary for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which Seller are a party.

4.2 Brokerage. Except as set forth on Schedule 3.13, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by Seller.

4.3 Shares. Seller hold of record and owns beneficially the shares of Company Stock set forth opposite Seller’s name on Schedule 2.1, and at the Closing, Seller will transfer to Buyer good and marketable title to one hundred percent (100%) of the Company Stock (other than Company Stock being redeemed pursuant to this Agreement), in each case free and clear of any Liens, restrictions on transfer (other than any restrictions under the Securities Act and applicable state securities laws), options, warrants, rights, calls, commitments, proxies or other contract rights. Except as set forth on Schedule 4.3, Seller are not a party to any option, warrant, right, Contract, call, put or other agreement or commitment providing for the disposition or acquisition of any capital stock of the Company (other than this Agreement). Except as set forth on Schedule 4.3, no Seller are a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company.

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4.4 Litigation. There are no actions, suits, proceedings or orders pending, or, to Seller’s knowledge, information and belief, threatened against or affecting Seller at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Seller’s performance under this Agreement and the other Transaction Documents to which Seller are a party or the consummation of the transactions contemplated hereby or thereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to Seller to enter into this Agreement, Buyer hereby represents and warrants to Seller as of the Effective Date, and as of the Closing Date and for all times in between that:

5.1 Organization and Corporate Power. Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party and perform its obligations hereunder and thereunder.

5.2 Authorization of Transaction. The Buyer has the requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The board of directors of the Buyer has duly approved this Agreement and all other Transaction Documents to which the Buyer is a party and has duly authorized the execution and delivery of this Agreement and all other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of the Buyer are necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Documents to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and all other Transaction Documents to which the Buyer is a party have been duly executed and delivered by the Buyer and constitute the valid and binding agreements of the Buyer, enforceable against the Buyer in accordance with their terms.

5.3 No Violation. Buyer is not subject or party to any applicable law, or rule or regulation of any governmental authority, or any Contract, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement and the other Transaction Documents to which Buyer is a party.

5.4 Governmental Authorities and Consents. Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement and the other Transaction Documents to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby. No consent, approval or authorization of any governmental or regulatory authority is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is a party or the transactions contemplated hereby or thereby.

5.5 Litigation. There are no actions, suits, proceedings or orders pending or, to Buyer’s knowledge, threatened against or affecting Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer’s performance under this Agreement and the other Transaction Documents to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby.

5.6 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

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ARTICLE VI

INDEMNIFICATION AND RELATED MATTERS

6.1 Risk Allocation; Survival.

(a) Survival of Representations, Warranties, Covenants and Agreements. All representations, warranties, covenants and agreements set forth in this Agreement, the documents relating to the transactions or in any writing or certificate delivered in connection with this Agreement or the transactions contemplated by this Agreement shall survive the Closing Date except (and the only to the extent) as otherwise provided below. Notwithstanding the foregoing, no party shall be entitled to recover for any Loss pursuant to Section 6.2(a)(i)(A) or Section 6.2(b) unless written notice of a claim thereof is delivered to the other Party prior to the Applicable Limitation Date. For purposes of this Agreement, the term “Applicable Limitation Date” shall mean the twenty-four (24) month anniversary of the Closing Date; provided, however, that the Applicable Limitation Date with respect to the following Losses shall be as follows: (i) Section 3.9 (Taxes), Section 3.16 (Employee Benefit Plans), and Section 3.21 (Environmental), which shall survive until ninety (90) days after the expiration of the applicable statute of limitations (with extensions) with respect to the matters addressed in such sections; (ii) Section 3.2 (Authorization), Section 3.8 (Title) and Section 5.2 (Authorization), which shall survive indefinitely following the Closing Date; and (iii) Section 3.20 (Compliance with Laws), which shall survive five (5) years following the Closing Date. Each party hereto shall be entitled to rely upon the representations and warranties of the other party set forth in this Agreement. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

(b) Risk Allocation. The representations, warranties, covenants and agreements made herein, together with the indemnification provisions herein, are intended among other things to allocate the economic cost and the risks inherent in the transactions contemplated hereby between the Parties and, accordingly, a Party shall be entitled to the indemnification or other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement by another Party notwithstanding whether any employee, representative or agent of the Party seeking to enforce a remedy knew or had reason to know of such breach and regardless of any investigation by such Party.

6.2 Indemnification.

(a) Seller indemnification.

(i) Seller shall indemnify Buyer and the Company and each of their respective officers, directors, employees, agents, representatives, Affiliates, successors and permitted assigns (collectively, the “Buyer Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Parties in respect of any loss, liability, damage, debt, obligation, deficiency, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, except as provided in Section 6.1(a) and regardless of when asserted (including, without limitation, interest, penalties, reasonable attorneys’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing) to the extent of the actual amount thereof (collectively, “Losses” and individually, a “Loss”) which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of, (A) any misrepresentation or the breach of any representation or warranty made by the Company contained in this Agreement (other than the representations and warranties contained in Article IV of this Agreement), or any Schedule hereto or any certificate delivered by the Company or Seller to Buyer with respect hereto or thereto in connection with the transactions contemplated hereby, or (B) the breach of any covenant or agreement made by the Company or Seller contained in this Agreement or Schedule hereto or any certificate delivered by the Company to Buyer with respect hereto or thereto in connection with the transactions contemplated by this Agreement.

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(ii) Seller shall, jointly and severally, indemnify the Buyer Parties and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Parties in respect of any Loss which any such Buyer Party may suffer, sustain or become subject to, as the result of, in connection with, relating to or incidental to or by virtue of: (A) the breach of any representation or warranty made by Seller contained in Article IV of this Agreement, or any certificate delivered by Seller to Buyer with respect hereto or thereto in connection with the transactions contemplated hereby; or (B) the breach of any covenant or agreement made by Seller contained in this Agreement, or any certificate delivered by Seller to Buyer with respect hereto or thereto in connection with the transactions contemplated hereby.

(iii) Notwithstanding the foregoing or anything else contained in this Agreement to the contrary, Buyer shall be entitled to set-off any and all amounts finally determined to be owing pursuant to this Section 6.2(a) from and against the Purchase Price Consideration. Any Liability or amount owing pursuant to 6.2(a)(i)(A) shall be limited to an amount equal to the Purchase Price Consideration.

(b) Buyer Indemnification. Buyer and the Company shall, jointly and severally, indemnify Seller and hold Seller harmless from and against and pay on behalf of or reimburse Seller in respect of any Loss which Seller may suffer, sustain or become subject to, as the result of, in connection with, relating to or incidental to or by virtue of: (i) the breach by Buyer of any representation or warranty made by Buyer contained in this Agreement, or any certificate delivered by Buyer to Seller with respect thereto in connection with the Closing; (ii) the breach of any covenant or agreement made by Buyer contained in this Agreement, or any certificate or schedule delivered by Buyer with respect hereto in connection with the transactions contemplated hereby; (iii) any third party claims against Seller (other than by governmental authorities); and (iv) any Taxes of the Company, including but not limited to any Taxes, Income Taxes, or any Straddle Tax Returns, or any other Taxes due, owing, or paid by the Company on or after the Closing Date.

(c) Procedure. If a Party hereto seeks indemnification under this Article VI, such party (the “Indemnified Party”) shall give written notice (the “Indemnification Notice”) to the other Party(ies) (the “Indemnifying Party”) promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its or his Liabilities hereunder except to the extent such failure shall have prejudiced the Indemnifying Party. The Indemnification Notice shall (i) state the aggregate amount of Losses or an estimate thereof, in each case to the extent known or determinable at such time; and (ii) specify in reasonable detail the individual items of such Losses included in the amount so stated, the date each such item was paid or properly accrued or arose (to the extent known or determinable at such time), and the nature of the misrepresentation, breach or claim to which such item is related.

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6.3 Resolution of Conflicts. If the Indemnifying Party objects in writing to any claim or claims by the Indemnified Party made in any Indemnification Notice pursuant to Section 6.2(c) above, the Indemnified Party shall have thirty (30) days from the receipt of such objection to respond in a written statement to the objection. If after such thirty (30) day period there remains a dispute as to any claims, Seller and Buyer shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to such claims. If Seller and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by Buyer and Seller.

6.4 Third Party Claims.

(a) If any action, lawsuit, proceeding, investigation or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to Article VI, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party’s claim for indemnification at the Indemnifying Party’s expense, and at the Indemnifying Party’s option (subject to the limitations set forth below) shall be entitled to appoint lead counsel of such defense with included but not limited to a nationally recognized reputable counsel reasonably acceptable to the Indemnified Party.

(b) Notwithstanding any provision herein to the contrary, the Indemnifying Party shall not have the right to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party, if the claim which the Indemnifying Party seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations, (iii) involves a claim to which the Indemnified Party reasonably believes an adverse determination would be materially detrimental to or injure the Indemnified Party’s reputation or future business prospects, or (iv) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend.

(c) If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless the employment thereof has been specifically authorized by the Indemnifying Party and/or the carrier under a policy of insurance in writing. If the Indemnifying Party does elect to assume and control the defense as provided herein, then the Indemnified Party shall cooperate in the preparation and presentation of defense and shall provide the Indemnifying Party with reasonable access to such documents and other materials reasonably necessary for such defense.

(d) If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunction or other equitable relief will be imposed against the Indemnified Party, if such settlement does not expressly unconditionally release the Indemnified Party from all Liabilities with respect to such claim and all other claims arising out of the same or similar facts and circumstances, with prejudice, or if such settlement could adversely affect any Tax or other Liability of Buyer or any Affiliate of Buyer.

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6.5 Set-Off. Upon notice to Seller specifying in reasonable detail the basis for such offset, Buyer may offset any Losses to which it may be entitled under this Article VI against the cash commitment of the Purchase Price Consideration. Any such offset shall be limited to the cash commitment of the Purchase Price Consideration, less any amounts previously deducted from the cash commitment of the Purchase Price Consideration for any Liability or set-off.

6.6 Purchase Price Adjustments. Amounts paid to or on behalf of Seller, or the Buyer Parties as indemnification shall be treated as adjustments to the Aggregate Purchase Price.

6.7 Waiver, Release and Discharge. Seller do hereby unconditionally and irrevocably release, on behalf of itself, and its successors, assigns, representatives serving on the board of directors of the Company, administrators, executors and employees and any other person or entity claiming by, through, or under any of the foregoing, waive and forever discharge the Company and Buyer, and each of their past and present directors, officers, employees, agents, stockholders, insurers and Affiliates (the “Released Parties”), from any and all Liabilities to Seller of any kind or nature whatsoever, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) on or prior to the date hereof (with the exception of any obligations of the Released Parties pursuant to this Agreement and the other Transaction Documents), including any and all of the foregoing arising out of or relating to (i) Seller’s capacity as a current or former stockholder, optionholder or agent of the Company or any of its Affiliates, (ii) any rights of indemnification or contribution, whether pursuant to the Released Parties’ certificate of incorporation, bylaws, contract, applicable law or otherwise (except to the extent of the proceeds of any tail policy for directors and officers liability insurance that is obtained at or prior to the Closing by the Company (the “D&O Tail Policy”)) or (iii) any contract, agreement or other arrangement (except this Agreement and the other Transaction Documents) entered into or established prior to the date hereof, including any stockholders agreements, employment agreements, previous noncompetition agreements, indemnification or contribution agreements (with the effect that any Liability or obligation of the Company under any such contract, agreement or other arrangement, including any provision purporting to survive termination of such contract, agreement or other arrangement and without regard to any notice requirement thereunder, is hereby terminated in its entirety). Seller understand that this is a full and final general release of all Liabilities of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against the Released Parties, other than those reserved pursuant to the preceding sentence.

6.8 Maximum Contribution. If and to the extent any provision of this Article VI is unenforceable for any reason, the Indemnifying Party hereby agrees to make the maximum contribution to the payment and satisfaction of any Loss for which indemnification is provided for in Section 6.2 which is permissible under applicable legal requirements.

6.9 Exclusive Remedy. The Parties agree that the sole and exclusive remedy of any Party hereto or their respective Affiliates with respect to this Agreement and any other Transaction Document or any other claims relating to the Business, the events giving rise to this Agreement, the Transaction Documents, and the transactions contemplated therein shall be limited to the indemnification provisions of this ARTICLE VI; provided, however, that this limitation (whether a temporal limitation, a dollar limitation or otherwise), shall not apply in the event of fraud or with respect to claims for injunctive or other equitable relief. The determination of fraud shall be made by a final and non-appealable order of judgment of a court of competent jurisdiction.

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ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Tax Matters.

(a) Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties, interest and additions) incurred in connection with this Agreement, shall be paid by Seller when due, and Seller will, at their own expense, file all necessary Tax Returns and other documentation with respect to such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause the Company to, join in the execution of any such Tax Returns and documentation.

(b) Tax Periods Ending on or Before the Effective Date. Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Effective Date, and if required by applicable law, any of the other Parties hereto will execute and join in the execution of any such filing. All such Tax Returns shall be prepared in accordance with past practice insofar as they relate to such Company. Seller shall permit Buyer to review and comment on each such Tax Return prior to filing.

(c) Tax Periods Beginning Before and Ending After the Effective Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Effective Date and end after the Effective Date (the “Straddle Tax Returns”). Buyer shall permit Seller to review and comment on each such Tax Return prior to filing. Any portion of any Tax which must be paid in connection with the filing of a Straddle Tax Return, to the extent attributable to any period or portion of a period ending on or before the Effective Date, shall be referred to herein as “Pre-Closing Taxes.”

(d) After the Closing, Seller shall not be responsible for and Buyer shall hold Seller harmless from any Taxes of the Company, including but not limited to any Taxes, Income Taxes, or Pre-Closing Taxes due on any Tax Returns or Straddle Tax Returns, or any other Taxes due, owing, or paid by the Company on or after the Closing Date.

(e) Cooperation on Tax Matters.

(i) Seller, the Company and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 7.1 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include signing any Tax Return, amended Tax Returns, claims or other documents necessary to settle any Tax controversy, the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer agrees to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any relevant taxing authority and to give Seller fifteen (15) days written notice prior to transferring, destroying or discarding any such books and records.

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(ii) Seller shall have the right to participate in and to direct Buyer in respect of any Tax proceeding to the extent it relates to a pre-Closing taxable year or a Pre-Closing Tax of the Company, provided, however, that Buyer shall not be required to follow Seller’s direction in any case in which the consequence could be to increase the Tax liability of, or otherwise have an adverse effect on, the Company or Buyer. Seller shall have no right to require the Company to settle or compromise any such proceeding, but Buyer agrees to settle upon terms proposed by Seller if and to the extent Buyer reasonably determines that doing so will not increase the Tax liability of, or otherwise have an adverse effect on, the Company or Buyer.

(iii) Buyer, the Company and Seller further agree, upon request by the other, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

7.2 Press Releases and Announcements. After the Closing Date, the parties may make a public announcement regarding the transactions consummated hereunder provided that, prior to such announcement, the timing, form and content of such announcement is approved in writing by Buyer, on the one hand, and Seller, on the other hand.

7.3 Further Transfers. Seller shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Company Stock, and any other transactions contemplated hereby, provided that Buyer shall reimburse Seller within fifteen (15) days the reasonable out of pocket expenses actually incurred by Seller in connection therewith.

7.4 Specific Performance. Seller acknowledges that the Company’s business is unique and recognizes and affirms that in the event of a breach of this Agreement by Seller, money damages may be inadequate and Buyer may have no adequate remedy at law. Accordingly, Seller agree that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Seller’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. If any such action is brought by Buyer to enforce this Agreement, Seller hereby waives the defense that there is an adequate remedy at law.

7.5 Expenses. Except as otherwise provided herein, Buyer and Seller shall pay all of their own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of the Letter of Intent, this Agreement, the other Transaction Documents, the performance of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

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7.6 Non-Competition, Non-Solicitation and Confidentiality.

(a) Non-Competition. During the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Non-Compete Period”), Seller shall not, and shall not allow any of his or her Affiliates to, engage in, or be connected with any business, business operation, or activity (whether as an owner, partner, shareholder, member, joint venturer, operator, promoter, manager, employee, officer, director, consultant, advisor, independent contractor, agent, representative or otherwise), directly or indirectly, which consists in whole or in part of the Business (as defined herein) within the geographical limits of the United States of America; provided, however, that ownership of less than one percent (1%) of the outstanding stock of any publicly-traded corporation shall not be deemed to be engaging solely by reason thereof in any of its business. Seller expressly acknowledges and agrees that each and every restriction imposed by this Section 7.6 is reasonable with respect to subject matter, time period and geographical area. To the extent that Seller remain employed by the Company after the Closing, such employment shall not be deemed a violation of this Section 7.6(a).

(b) Non-Solicitation. Seller agree that, during the Non-Compete Period, Seller shall not, and shall not permit any of his Affiliates to, directly or indirectly,

(i) Call upon, solicit or divert to a competitor, any customer whose account is serviced in whole or in part by the Company or its Affiliates as of the Effective Date with the purpose of selling or attempting to sell to any such customer any services included within that offered by the Company or its Affiliates as of the Effective Date; or

(ii) Divert, solicit, recruit or take away any customer, supplier, or employee of the Company or its Affiliates that conducted business with the Company at any time within the twenty-four (24) month period preceding the Effective Date, or the patronage of any customer or supplier of the Company or its Affiliates that conducted business with the Company at any time within the twenty-four (24) month period preceding the Effective Date, or otherwise interfere with or disturb the relationship existing between the Company or its Affiliates and any of its respective customers, suppliers, or employees, directly or indirectly.

For the purposes of this Agreement, the term “Business” shall mean (1) franchising restaurants that prepare or serve health oriented food; (2) operating restaurants that that prepare or serve health oriented food and (3) any other areas of business in which the Company has been engaged in the past or as of the Effective Date.

(c) Confidentiality. Seller shall treat and hold as confidential any information concerning the business and affairs of the Company that is not already generally available to the public (the “Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his possession or under his control. In the event that Seller are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7.6(c). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal; provided that Seller shall use his commercially reasonable best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate, provided that Buyer shall reimburse Seller within fifteen (15) days for the reasonable out of pocket expenses actually incurred by Seller in connection therewith.

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(d) Non-Disclosure. The Parties shall keep confidential the subject matter described herein and the fact that negotiations are taking place until the content and timing of a public announcement are mutually agreed upon or until the Closing, whichever is earlier, and, in such case such public announcement shall be made only pursuant to Section 7.2 except if otherwise required by applicable law, in which case the Party required to make a public disclosure agrees to inform the other Party prior to any disclosure and such disclosure shall be prepared jointly by the Company and Buyer.

(e) Remedy for Breach. Seller acknowledge and agrees that in the event of a breach by Seller(or any of Seller’s Affiliates) of any of the provisions of this Section 7.6, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the Company, Buyer and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages; provided, however, that if a bond is required to be posted in order for Company, Buyer and/or their respective successors or assigns ,to secure an injunction, then the Parties hereby stipulate that a bond in the amount of $1,000 will be sufficient and reasonable in all circumstances to protect the rights of the Parties.

(f) Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.6 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(g) Acknowledgment. Seller acknowledge and agrees that (i) the restrictions contained in this Section 7.6 are reasonable in all respects (including, without limitation, with respect to the subject matter, time period and geographical area) and are necessary to protect Buyer’s interest in, and value of, the Company Stock (including, without limitation, the goodwill inherent therein), (ii) Seller are primarily responsible for the creation of such value, and (iii) Buyer would not have consummated the transactions contemplated hereby without the restrictions contained in this Section 7.6.

ARTICLE VIII

MISCELLANEOUS

8.1 Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver shall be binding upon a Party only if such amendment or waiver is set forth in a writing executed by Buyer and Seller. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

8.2 Notices. All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or email. Notices, demands and communications to Seller shall, unless another address is specified in writing, be sent to the address or telecopy number indicated on the signature page attached hereto, and notices, demands and communications to the Company and Buyer shall, unless another address is specified in writing, be sent to the address or telecopy number indicated below:

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Notices to the Company or Seller Prior to Closing: Device Corp. [ADDRESS] [ADDRESS] Attention: E.L. Harris Email: [EMAIL]	with a copy to: (which shall not constitute notice to the Company) [NAME] [ADDRESS] [ADDRESS] Email: [EMAIL]

Notices to Buyer or, following the Closing, the Company: US Highland, Inc. 3500 Lennox Road Suite 1500 Atlanta, GA 30309 Attention: Everett M. Dickson, President Email: ushighlandinfo@gmail.com with copies to:

(which shall not constitute notice to Buyer or, following the Closing, the Company)

Law Office of Anthony F. Newton

Attention: Anthony F. Newton

7611 Old English Court

Sugar Land, Texas 77479

Email: tony.newton@yahoo.com

8.3 Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Seller or Buyer without the prior written consent of Seller and Buyer. Notwithstanding the immediately preceding sentence, without the prior written consent of Seller, each of Buyer and its permitted assigns may at any time, in its sole discretion, assign, in whole or in part, (a) its rights and obligations pursuant to this Agreement and the other Transaction Documents to one or more of its Affiliates; (b) its rights under this Agreement and the other Transaction Documents for collateral security purposes to any lender providing financing to Buyer, the Company, such permitted assign or any of their Affiliates and any such lender may exercise all of the rights and remedies of Buyer or such permitted assign hereunder and thereunder; and (c) its rights under this Agreement and the other Transaction Documents, in whole or in part, to any subsequent purchaser of Buyer, the Company, such permitted transferee or any of their divisions or any material portion of their assets (whether such sale is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise. Notwithstanding the immediately preceding sentence, such assignment shall not relieve or alleviate any duties, responsibilities and/or obligations of this Agreement of Buyer.

8.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

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8.5 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any person. Nothing in the Schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. In addition, each of the Parties acknowledges and agrees that any purchase price adjustments as a result of the application of any provision of this Agreement or any other of the Transaction Documents do not prejudice or limit in any respect whatsoever any Party’s rights to indemnification under any other provision of this Agreement or any other Transaction Document or pursuant to any other applicable requirements of law. The word “including” shall mean including without limitation regardless of whether such words are included in some contexts but not others.

8.6 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

8.7 Entire Agreement. The Schedules identified in this Agreement are incorporated herein by reference. This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, the Letter of Intent.

8.8 Counterparts. This Agreement may be executed in multiple counterparts, including by email in portable document format, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

8.9 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

8.10 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

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8.11 CONSENT TO JURISDICTION. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL EXCLUSIVELY LIE IN ANY STATE AND FEDERAL COURT LOCATED IN HOUSTON, HARRIS COUNTY, TEXAS. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION.

8.12 Delivery by PDF and Facsimile. This Agreement and any other Transaction Document, and any amendments hereto or thereto, to the extent signed and delivered by means of portable document format (“PDF”) or a facsimile machine, shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such Contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such Contract shall raise the use of PDF or a facsimile machine to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of PDF or a facsimile machine as a defense to the formation of a Contract and each such party forever waives any such defense.

8.13 Drafting. Each Party hereto acknowledges that each Party was actively involved in the negotiation and drafting of this Agreement; therefore, the language in all parts of this Agreement shall in all cases be construed simply, accurately to its fair meaning, and not strictly for or against any of the Parties hereto, without limitation, there shall be no presumption against any Party on the ground that such Party was responsible for drafting this Agreement or any part thereof, and any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE FOLLOWS.]

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IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date first written above.

BUYER: US HIGHLAND, INC.

By:	/s/ Everett M. Dickson
Name:	Everett M. Dickson
Title:	President

COMPANY:

TRUFOOD PROVISIONS CO.

By:	/s/ Salvatore Rincione
Name:	Salvatore Rincione
Title:	President

SELLER:

DEVICE CORP.

By:	/s/ E. L. Harris
Name:	E. L. Harris
Title:	President

[SIGNATURE PAGE TO DEVICE / UHLN SPA]

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